Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ebix, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-64664, 333-59242, 333-46066, 333-23261 and 33-62901) and on Form S-3 (Nos. 333-112616, 333-64368, 333-12781 and 33-62427) of Ebix, Inc. of our report dated March 19, 2004, with respect to the consolidated balance sheet of Ebix, Inc. as of December 31, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows, and the related consolidated financial statement schedule for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 annual report on Form 10-K/A of Ebix, Inc.

/s/ KPMG LLP

Chicago, Illinois

August 31, 2005